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
Pricing Supplement No.3 dated September 15, 1998                                                      Registration Nos. 333-38171
(To Prospectus dated August 7, 1998 and                                                                                 333-38171-01
Prospectus Supplement dated August 7, 1998)                                                           Filing under Rule 424(b)(3)


                                                     FINOVA CAPITAL CORPORATION
                                                  Medium-Term Notes - Floating Rate

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Principal Amount: $50,000,000                                              Original Issue Date (Settlement Date): September 17, 1998
                                                                           Stated Maturity: September 18, 2000
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Calculation Agent (If other than The First National Bank of Chicago):

Base Rate or Base Rates:
     [ ]   CMT Rate                                                                   [X]   LIBOR
     [ ]   Commercial Paper Rate                                                      [ ]   Prime Rate
     [ ]   Eleventh District Cost of Funds Rate                                       [ ]   Treasury Rate
     [ ]   Federal Funds Rate                                                         [ ]   Other (see attached)

If LIBOR:                                                                             If CMT Rate:
     [ ]   LIBOR Reuters                                                                    Designated CMT Telerate Page:
           Page:                                                                            If Telerate Page 7052:
     [X]   LIBOR Telerate                                                                       [ ]   Weekly Average
           Page: 3750                                                                           [ ]   Monthly Average
     Designated LIBOR Currency: USD                                                         Designated CMT Maturity Index:


Interest Payment Date(s): 18th of December, March, June, September
      (following business day convention applies)                                              Spread (plus or minus): +.23%
Initial Interest Rate: 5.73%                                                                   Spread Multiplier: N/A
Interest Reset Date(s): same as Interest Payment Dates                                         Minimum Interest Rate: N/A
Interest Rate Reset Period: Quarterly                                                          Maximum Interest Rate: N/A
Index Maturity: Quarterly
Interest Determination Date(s): second London Business Day before the Interest Reset Date

Day Count Convention (if no Day Count Convention is specified below, the Day Count Convention from the
     Original Issue Day until the principal of, premium, if any, and interest on the Medium-Term Notes offered hereby (the "Notes") are paid in full will be as set forth in the Prospectus Supplement referred to above):
     [X]   Actual/360 for the period from September 17, 1998 to September 18, 2000
     [ ]   Actual/Actual for the period from       to
     [ ]   30/360 for the period from        to
     Applicable Base Rate:

Redemption:
     [X]   The Notes cannot be redeemed at the option of FINOVA Capital Corporation (the "Company") prior to
           Stated Maturity.
     [ ]   The Notes may be redeemed at the option of the Company prior to Stated Maturity.
           Initial Redemption Date:
           Initial Redemption Percentage:     %
           Annual Redemption Percentage Reduction:  % until the Redemption Price is 100% of the
                    Principal Amount.

Optional Repayment:
     [X]   The Notes cannot be repaid at the option of the Holders thereof prior to Stated Maturity.
     [ ]   The Notes can be repaid at the option of the Holders thereof prior to Stated Maturity.
           Optional Repayment Date(s):

Authorized Denomination (if other than $1,000 and integral multiples thereof):
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
Original Issue Discount:           [ ]   Yes    [X]   No
     Total Amount of OID:                                                    Yield to Maturity:
     Initial Accrual Period:                                                 Issue Price:  %
     Method used to determine yield for Initial Accrual Period:
     [ ]   Approximate
     [ ]   Exact

Form:    [X]   Book-Entry   [ ]   Certificated

Agent:   [ ]   Credit Suisse First Boston Corporation
         [ ]   Goldman, Sachs & Co.
         [ ]   Lehman Brothers Inc.
         [ ]   Merrill Lynch & Co.
                  Merrill Lynch, Pierce, Fenner & Smith
                         Incorporated
         [X]   Morgan Stanley & Co. Incorporated
         [ ]   Salomon Brothers Inc

Agent is acting in the capacity indicated below:
         [X]   Agent    [ ]   Principal

If as principal:
         [ ]   The Notes are being offered at varying prices related to prevailing market prices at the time of resale, plus accrued interest, if any, from the Original Issue Date.
         [ ]   The Notes are being offered at a fixed initial public offering price of      % of the Principal Amount,
                     plus accrued interest, if any, from the Original Issue Date.

If as agent:
         The Notes are being offered at a fixed initial public offering price of 100% of the Principal
                Amount, plus accrued interest, if any, from the Original Issue Date.

Agent's discount or commission:  .25%

Net proceeds to Company:  $49,875,000

CUSIP:  31808CBU5

Other Provisions:



Certain capitalized terms used in this Pricing Supplement and not defined herein have the respective meanings ascribed thereto in the Prospectus and Prospectus Supplement referred to above.
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